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                                                                      EXHIBIT 12


                              ORYX ENERGY COMPANY
                 COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS
 TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND
                         REQUIREMENTS - UNAUDITED (a)

                             (Millions of Dollars)

                                                         Three Months      Six Months
                                                         Ended June 30    Ended June 30
                                                             1997             1997
                                                         -------------    -------------
RATIO OF EARNINGS TO FIXED CHARGES:
Fixed Charges:
  Consolidated interest cost and debt expense .........      $ 28             $ 55
  Interest allocable to rental expense (b) ............         2                3
                                                             ----             ----
    Total .............................................      $ 30             $ 58
                                                             ====             ====

Earnings:
  Consolidated income before provision for income
    taxes .............................................      $ 35             $132
  Fixed charges .......................................        30               58
  Interest capitalized ................................        (3)              (8)
  Amortization of previously capitalized interest .....         1                2
                                                             ----             ----
    Total .............................................      $ 63             $184
                                                             ====             ====

Ratio of Earnings to Fixed Charges ....................      2.10             3.17
                                                             ====             ====

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
 DIVIDEND REQUIREMENTS:
Fixed Charges:
  Consolidated interest cost and debt expense .........      $ 28             $ 55
  Preferred stock dividend requirements ...............         -                -
  Interest allocable to rental expense (b) ............         2                3
                                                             ----             ----
    Total .............................................      $ 30             $ 58
                                                             ====             ====

Earnings:
  Consolidated income before provision for income
    taxes .............................................      $ 35             $132
  Fixed charges .......................................        30               58
  Interest capitalized ................................        (3)              (8)
  Amortization of previously capitalized interest .....         1                2
                                                             ----             ----
    Total .............................................      $ 63             $184
                                                             ====             ====

Ratio of Earnings to Fixed Charges ....................      2.10             3.17
                                                             ====             ====

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(a)  The consolidated financial statements of Oryx Energy Company include the accounts of all subsidiaries (more than 50 percent owned and/or controlled).

(b) Represents one-third of total operating lease rental expense which is that portion deemed to be interest.


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